Exhibit 10.1
FIRST AMENDMENT TO
SECOND CONSOLIDATED, AMENDED AND RESTATED
HOTEL MASTER MANAGEMENT AGREEMENT
This FIRST AMENDMENT TO SECOND CONSOLIDATED, AMENDED AND RESTATED HOTEL MASTER MANAGEMENT AGREEMENT (this “Amendment”), is dated as of September 11, 2024, by and between ASHFORD TRS CORPORATION, a Delaware corporation (together with any taxable REIT subsidiaries of the Partnership hereafter existing, “Lessee”) and REMINGTON LODGING & HOSPITALITY, LLC, a Delaware limited liability company (“Manager”).
W I T N E S S E T H:
WHEREAS, Lessee and Manager entered into that certain Second Consolidated, Amended and Restated Hotel Master Management Agreement, dated March 12, 2024 (the “Management Agreement”).
WHEREAS, Lessee and Manager desire to amend the Management Agreement as hereafter provided.
WHEREAS, all capitalized terms appearing herein that are not otherwise defined shall have the meanings ascribed to them in the Management Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Group Services. Lessee shall pay Manager the amount charged for Group Services to the extent not allocated to each Hotel for payment by the applicable New Lessee pursuant to Section 6.03 of the Management Agreement, which allocation to each Hotel shall not exceed $38.32 per room per month (to be increased annually commencing with Fiscal Year 2026 by the greater of three percent (3%) or any increase in CPI over the preceding annual period) (the “GS Cap”). The GS Cap will not apply to any Hotel in which the applicable New Lessee is not a direct or indirect wholly owned subsidiary of Lessee.
2.    Incentive Fee. For purposes of calculating the Incentive Fee for Fiscal Year 2024, actual House Profit for each Hotel will be calculated without giving effect to the GS Cap.
3.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement. Facsimile or electronically transmitted (e.g., .PDF) signatures shall be treated by the parties as original signatures when attached hereto.
4.    Ratification of the Management Agreement. Except as expressly amended hereby, the Management Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5.    Applicability. This Amendment is intended to affect all Hotels collectively that are subject to the Management Agreement, whether operated by Lessee or a New Lessee, and Lessee executes this Amendment on behalf of itself and each New Lessee. Manager executes this Amendment on behalf of itself and each Affiliate of Manager that is a party to the Management Agreement as of the date hereof as a result of executing and delivering an Addendum.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and the year first above written.

LESSEE:
ASHFORD TRS CORPORATION, a Delaware corporation
By: /s/ Deric Eubanks
Deric Eubanks
President

MANAGER:
REMINGTON LODGING & HOSPITALITY, LLC, a Delaware limited liability company
By: /s/ Sloan Dean
Sloan Dean
CEO

[Signature Page to First Amendment to Second Consolidated, Amended and Restated Hotel Master Management Agreement]